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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-220882

Calculation of registration fee

Title of Securities to be Registered	Amount to be Registered(1)	Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Amount of Registration Fee(2)

Common stock, $0.10 par value per share:	33,658,537	$41.00	$1,380,000,017	$171,810.01

(1)    Includes shares of Common Stock that may be purchased by the underwriter pursuant to its option to purchase additional shares of Common Stock.

(2)    Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. Represents deferred payment of the registration fees in connection with the registrant's Registration Statement on Form S-3 (Registration No. 333-220882) being paid herewith.

Prospectus supplement
(To prospectus dated October 10, 2017)

29,268,293 shares

Micron Technology, Inc.

Common Stock

We are offering 29,268,293 shares of our common stock with an aggregate offering price of approximately $1,200,000,000 as described in this prospectus supplement and the accompanying prospectus.

Our common stock is listed on The NASDAQ Global Select Market ("NASDAQ") under the symbol "MU". On October 11, 2017, the last reported sale price of our common stock on NASDAQ was $41.61 per share.

	Per share	Total

Public offering price	$41.00	$1,200,000,013.00
Underwriting discounts and commissions(1)(2)	$ 0.41	$ 12,000,000.13
Proceeds to Micron, before expenses	$40.59	$1,188,000,012.87

(1)    We refer you to "Underwriting" beginning on page S-37 of this prospectus supplement for additional information regarding underwriting compensation.

(2)    The underwriter has agreed to reimburse us for certain expenses in connection with this offering.

We have granted the underwriter an option for a period of 30 days to purchase up to 4,390,244 additional shares of our common stock, representing an aggregate offering price of up to approximately $180,000,000.

Investing in our common stock involves risks. See "Risk factors" on page S-7 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement or the accompanying prospectus for a discussion of the factors you should carefully consider before deciding to purchase shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares on or about October 16, 2017.

Sole Underwriter

J.P. Morgan

October 11, 2017

S-i

About this prospectus supplement

This prospectus supplement and the accompanying prospectus dated October 10, 2017 are part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC"), using a "shelf" registration process. Under this shelf registration process, we may from time to time offer to sell shares of common stock in one or more offerings. We provide information to you about this offering of shares of our common stock in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific details regarding this offering; and (2) the accompanying prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this "prospectus," we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier dates. You should read this prospectus supplement, the accompanying prospectus, the documents and information incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering when making your investment decision. You should also read and consider the information in the documents we have referred you to under the heading "Where You Can Find More Information" and "Incorporation by Reference."

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any related free writing prospectus filed by us with the SEC. Neither we nor the underwriter have authorized anyone to provide you with different information. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy our common stock other than our common stock described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy our common stock in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates or as otherwise specified therein. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of the common stock offered by this prospectus supplement.

Unless the context requires otherwise or unless otherwise specified, references in this prospectus supplement to "Micron," "we," "our," "us" and the "Company" refer to Micron Technology, Inc. and our consolidated subsidiaries.

S-ii

Cautionary note regarding forward-looking statements

This prospectus supplement, the accompanying prospectus and the information incorporated herein and therein by reference include statements that are, or may be deemed, "forward-looking statements." You can identify forward-looking statements by the use of forward-looking terminology including "anticipates," "believes," "estimates," "expects," "future," "intends," "may," "plans," "potential," "predicts," "projects," "should," "will," "would" and similar expressions or the negative of these words and phrases, other variations of these words and phrases or comparable terminology.

The forward-looking statements relate to, among other things:

•
capital spending in 2018;

•
estimated proceeds and use of proceeds from the issuance of common stock in offering;

•
future use of debt financing;

•
development of new memory technologies;

•
investments in development of product and process technologies;

•
our ability to operate with full control of Inotera shares during litigation proceedings;

•
volatility of our common stock price;

•
plans to not pay cash dividends on our common stock;

•
financial information for our fiscal year ended August 31, 2017 presented in "recent financial data;"

•
our expectation, from time to time, to engage in additional financing transactions;

•
the sufficiency of our cash and investments, cash flows from operations, and available financing to meet our requirements for at least the next 12 months; and

•
the timing of payments for certain contractual obligations.

Our actual results could differ materially from our historical results and those discussed in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to those identified in the section titled "Risk Factors" of this prospectus supplement. The forward-looking statements contained herein are based on information available to us as of the date of this prospectus supplement and are based on management's current views and assumptions and should not be relied upon as representing our views as of any subsequent date.

All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this prospectus supplement and any other cautionary statements that may accompany such forward-looking statements. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, unless the securities laws require us to do so.

S-iii

Prospectus supplement summary

The following summary highlights information about us and this offering. This summary does not contain all of the information that may be important to you. You should read and carefully consider the following summary together with the entire prospectus supplement, the accompanying prospectus, the information incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, before deciding to invest in our common stock. Some of the statements in this prospectus supplement constitute forward-looking statements that involve risks and uncertainties. See "Cautionary note regarding forward-looking statements." Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed in the "Risk factors" and other sections included or incorporated by reference in this prospectus supplement.

About Micron

We are an industry leader in innovative memory and storage solutions. Through our global brands—Micron®, Crucial®, and Ballistix®,—our broad portfolio of high-performance memory and storage technologies, including DRAM, NAND, NOR Flash, and 3D XPointTM memory, is transforming how the world uses information to enrich life. Backed by more than 35 years of technology leadership, our memory and storage solutions enable disruptive trends, including artificial intelligence, machine learning, and autonomous vehicles in key market segments like cloud, data center, networking, and mobile. We market our products through our internal sales force, independent sales representatives, and distributors primarily to original equipment manufacturers and retailers located around the world. We face intense competition in the semiconductor memory and storage markets and, in order to remain competitive, we must continuously develop and implement new products and technologies and decrease manufacturing costs. Our success is largely dependent on market acceptance of our diversified portfolio of semiconductor—based memory and storage solutions, efficient utilization of our manufacturing infrastructure, successful ongoing development and integration of advanced product and process technology, return—driven capital spending, and successful R&D investments.

We produce products for sale to our customers from our wholly-owned manufacturing facilities and our joint venture. In recent years, we have increased our manufacturing scale and product diversity through strategic acquisitions and various partnering arrangements.

Recent developments

Redemption of 2022 Notes

On August 11, 2017, we redeemed our 5.875% Senior Notes due 2022 (the "2022 Notes") in full (the "2022 Note Redemption") at a redemption price of approximately $644 million including accrued and unpaid interest thereon.

Recent financial results

On September 26, 2017, we announced results of operations for our fiscal year ended August 31, 2017, which is set forth below. The financial information for our fiscal year ended August 31, 2017 is unaudited financial data and, as a result, during the course of our preparation of our complete consolidated financial statements for the fiscal year ended August 31, 2017, we may identify items that would require us to make adjustments to the financial information presented below. In addition, our independent registered public accounting firm has not yet completed an audit of this financial information, and it is possible that their audit with respect to the fiscal year ended August 31, 2017 may result in adjustments to the financial information. As a result, the financial information below constitutes forward-looking information and is subject to risks and uncertainties, including possible adjustments to such financial information and you should not place undue reliance on this information.

In connection with our announcement of recent financial information, we also announced that we currently expect fiscal 2018 capital expenditures, net of partner contributions, to be in the range of $7.5 billion, plus or minus 5 percent.

For the year ended	August 31, 2017

(in millions except per share data) (unaudited)
Net sales	$20,322
Cost of goods sold	11,886

Gross margin	8,436
Operating expenses:
Selling, general and administrative	743
Research and development	1,824
Restructure and asset impairments	18
Other operating (income) expense, net	(17)

Operating income	5,868
Interest income	41
Interest expense	(601)
Other non-operating income (expense), net	(112)

5,196
Income tax provision	(114)
Equity in net income of equity method investees	8

Net income	5,090
Net income attributable to noncontrolling interests	(1)

Net income attributable to Micron	$5,089

Earnings per share
Basic	$4.67
Diluted	4.41
Number of shares used in per share calculations
Basic	1,089
Diluted	1,154

For the year ended	August 31, 2017

(in millions) (unaudited)
Net cash provided by operating activity	$8,153
Depreciation and amortization of property, plant, and equipment and intangible assets	3,861
Expenditures for property, plant, and equipment	(4,734)
Payments for equipment purchase contracts	(519)
Payments attributed to intercompany balances with Inotera	(361)

As of	August 31, 2017

(in millions) (unaudited)
Cash and equivalents	$5,109
Short-term investments	319
Long-term marketable investments	617
Debt	11,134

Details of certain components of our operating expenses or charges are presented below:

For the year ended	September 1, 2016	August 31, 2017

	(in millions) (unaudited)	(in millions) (unaudited)
Cost of goods sold
Flow-through of Inotera inventory step up	$—	$107
Stock-based compensation	76	88
Other expenses	11	8

	$87	$203

Selling, general, and administrative
Stock-based compensation	$66	$75
Inotera acquisition costs	3	13

	$69	$88

Research and development
Stock-based compensation	$49	$52
Other expenses	10	3

	$59	$55

Restructure and asset impairments	$67	$18

We are a Delaware corporation, originally incorporated in 1978. Our executive offices are located at 8000 South Federal Way, Boise, Idaho 83716-9632 and our telephone number is (208) 368-4000. Our common stock is currently listed on NASDAQ under the symbol "MU."

Our website address is www.micron.com. Our website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus supplement or the accompanying prospectus. You should not rely on any such information in making your decision whether to purchase our common stock.

The offering

Issuer	Micron Technology, Inc., a Delaware corporation
Common Stock Offered	29,268,293 shares of common stock (or 33,658,537 shares if the underwriter exercises its option to purchase additional shares of common stock in full)
Common Stock to be Outstanding Immediately Following this Offering	1,138,899,894 shares (or 1,143,290,138 shares if the underwriter exercises its option to purchase additional shares of common stock in full)
Underwriter's Option	Up to 4,390,244 additional shares of common stock
Use of Proceeds
We estimate that the net proceeds from this offering will be approximately $1,186 million, or approximately $1,364 million if the underwriter exercises its option to purchase additional shares of our common stock in full, in each case after deducting estimated underwriting discounts and commissions, fees and estimated offering expenses payable by us.

We expect to use approximately $476 million of the net proceeds from this offering to redeem approximately $438 million in aggregate principal amount of our 7.500% Senior Secured Notes due 2023 (the "2023 Notes") and pay accrued and unpaid interest thereon. We anticipate that we will use the remaining net proceeds of this offering for the repurchase, redemption, retirement or other repayment of our outstanding debt securities, which may include any of our senior notes, senior secured notes or senior secured Term Loan B notes, and general corporate purposes. See "Use of proceeds."
The NASDAQ Global Select Market Symbol	MU

The number of shares of our common stock to be outstanding after this offering set forth above is based on 1,109,631,601 outstanding shares as of June 1, 2017.

The number of shares of our common stock to be outstanding after this offering set forth above excludes:

•
36 million shares of our common stock issuable upon the exercise of stock options outstanding as of June 1, 2017 at a weighted-average exercise price of $18.87 per share;

•
18 million shares of our common stock issuable upon vesting of restricted stock units outstanding as of June 1, 2017;

•
100 million shares of our common stock reserved for future issuance under our equity incentive plans as of June 1, 2017; and

•
any shares of our common stock reserved for issuance upon conversion of our outstanding convertible senior notes.

Unless we specifically state otherwise, the information in this prospectus supplement does not give effect to the exercise by the underwriter pursuant to this offering of its option to purchase additional shares.

Summary of historical consolidated financial information

The following tables summarize our consolidated financial data for the periods presented. You should read this summary consolidated financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. The consolidated statement of operations data for the years ended August 28, 2014, September 3, 2015 and September 1, 2016 and the selected consolidated balance sheet data as of September 3, 2015 and September 1, 2016, were derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. The consolidated statement of operations data for the nine months ended June 2, 2016 and June 1, 2017 and the consolidated balance sheet data as of June 1, 2017 were derived from our unaudited interim condensed consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. We have prepared the unaudited interim financial statements on the same basis as the audited financial statements and have included, in our opinion, all necessary adjustments, consisting of a normal recurring nature to fairly state the financial information set forth in those statements. Our historical results are not necessarily indicative of the results to be expected in the future and our interim results are not necessarily indicative of the results to be expected for the full year or any future period.

	Fiscal year ended			Nine months ended
	August 28, 2014	September 3, 2015	September 1, 2016	June 2, 2016	June 1, 2017

	(in millions except per share data)
Consolidated Statement of Operations Data:
Net sales	$16,358	$16,192	$12,399	$9,182	$14,184
Cost of goods sold	10,921	10,977	9,894	7,256	8,860

Gross margin	5,437	5,215	2,505	1,926	5,324
Operating expenses:
Selling, general and administrative	707	719	659	502	550
Research and development	1,371	1,540	1,617	1,206	1,377
Restructure and asset impairments	40	3	67	16	45
Other operating (income) expense, net	232	(45)	(6)	2	(14)

Operating income	3,087	2,998	168	200	3,366
Interest income	23	35	42	33	25
Interest expense	(352)	(371)	(437)	(302)	(453)
Other non-operating income (expense), net	(25)	(53)	(54)	(44)	(63)

	2,733	2,609	(281)	(113)	2,875
Income tax (provision) benefit	(128)	(157)	(19)	(16)	(161)
Equity in net income (loss) of equity method investees	474	447	25	24	7

Net income (loss)	3,079	2,899	(275)	(105)	2,721
Net income attributable to noncontrolling interests	(34)	—	(1)	(1)	—

Net income (loss) attributable to Micron	$3,045	$2,899	$(276)	$(106)	$2,721

Earnings (loss) per share:
Basic	$2.87	$2.71	$(0.27)	$(0.10)	$2.52
Diluted	2.54	2.47	(0.27)	(0.10)	2.38
Number of shares used in per share calculations:
Basic	1,060	1,070	1,036	1,035	1,082
Diluted	1,198	1,170	1,036	1,035	1,142

	September 3, 2015	September 1, 2016	June 1, 2017

	(in millions)
Balance Sheet Data:
Cash and equivalents and short-term investments	$3,521	$4,398	$4,330
Other current assets	228	140	132
Long-term marketable investments	2,113	414	471
Total assets	24,143	27,540	33,267
Current debt	1,089	756	1,161
Long-term debt	6,252	9,154	10,485
Noncontrolling interests in subsidiaries	937	848	848
Total Micron shareholders' equity	12,302	12,080	16,171

Risk factors

You should consider the risk factors below as well as the other information set forth or incorporated by reference in this prospectus supplement and the accompanying prospectus. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you could lose all or part of your investment. This prospectus supplement and the accompanying prospectus also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below, elsewhere in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks related to our business

We have experienced volatility in average selling prices for our semiconductor memory and storage products which may adversely affect our business.

We have experienced significant volatility in our average selling prices, including dramatic declines, as noted in the table below and may continue to experience such volatility in the future. In some prior periods, average selling prices for our products have been below our manufacturing costs and we may experience such circumstances in the future. Decreases in average selling prices for our products that decline faster than our costs could have a material adverse effect on our business, results of operations, or financial condition.

	DRAM	Trade NAND

	(percentage change in average selling prices)
2017 from 2016	19%	(9)%
2016 from 2015	(35)%	(20)%
2015 from 2014	(11)%	(17)%
2014 from 2013	6%	(23)%
2013 from 2012	(11)%	(18)%

We may be unable to maintain or improve gross margins.

Our gross margins are dependent upon continuing decreases in per gigabit manufacturing costs achieved through improvements in our manufacturing processes and product designs, including, but not limited to, process line-width, additional 3D memory layers, additional bits per cell (i.e., cell levels), architecture, number of mask layers, number of fabrication steps, and yield. In future periods, we may be unable to reduce our per gigabit manufacturing costs at sufficient levels to maintain or improve gross margins. Factors that may limit our ability to reduce costs include, but are not limited to, strategic product diversification decisions affecting product mix, the increasing complexity of manufacturing processes, difficulties in transitioning to smaller line-width process technologies, 3D memory layers, NAND cell levels, process complexity including number of mask layers and fabrication steps, manufacturing yield, technological barriers, changes in process technologies, and new products that may require relatively larger die sizes. Per gigabit manufacturing costs may also be affected by a broader product portfolio, which may have smaller production quantities and shorter product lifecycles. Our inability to maintain or improve gross margins could have a material adverse effect on our business, results of operations, or financial condition.

The semiconductor memory and storage markets are highly competitive.

We face intense competition in the semiconductor memory and storage markets from a number of companies, including Intel Corporation ("Intel"); Samsung Electronics Co., Ltd.; SK Hynix Inc.; Toshiba Corporation; and Western Digital Corporation. Some of our competitors are large corporations or conglomerates that may have greater resources to invest in technology, capitalize on growth opportunities, and withstand downturns in the semiconductor markets in which we compete. Consolidation of industry competitors could put us at a competitive disadvantage. In addition, some governments, such as China, have provided, and may continue to provide, significant financial assistance to some of our competitors or to new entrants. Our competitors generally seek to increase silicon capacity, improve yields, and reduce die size in their product designs which may result in significant increases in worldwide supply and downward pressure on prices. Increases in worldwide supply of semiconductor memory and storage also result from fabrication capacity expansions, either by way of new facilities, increased capacity utilization, or reallocation of other semiconductor production to semiconductor memory and storage production. Our competitors may increase capital expenditures resulting in future increases in worldwide supply. We and some of our competitors have plans to ramp, or are constructing or ramping, production at new fabrication facilities. Increases in worldwide supply of semiconductor memory and storage, if not accompanied by commensurate increases in demand, would lead to further declines in average selling prices for our products and would materially adversely affect our business, results of operations, or financial condition. If competitors are more successful at developing or implementing new product or process technology their products could have cost or performance advantages. The competitive nature of our industry could have a material adverse effect on our business, results of operations, or financial condition.

Debt obligations could adversely affect our financial condition.

In recent periods, our debt levels have increased due to the capital intensive nature of our business, business acquisitions, and the restructuring of our capital structure. As of August 31, 2017, we had debt with a carrying value of $11.13 billion. In addition, the conversion value in excess of principal of our convertible notes, as of August 31, 2017 was $1.91 billion, based on the trading price of our common stock of $31.97 as of August 31, 2017. In 2017, 2016, and 2015 we paid $1.63 billion, $94 million, and $1.43 billion, respectively, to repurchase and settle notes with principal amounts of $1.55 billion, $57 million, and $489 million, respectively. As of August 31, 2017, we had a revolving credit facility that provided for additional borrowings of up to $750 million based on eligible receivables. Events and circumstances may occur which would cause us to not be able to satisfy applicable draw-down conditions and utilize this revolving credit facility. We have incurred in the past, and expect to incur in the future, debt to finance our capital investments, business acquisitions, and restructuring of our capital structure.

Our debt obligations could adversely impact us. For example, these obligations could:

•
require us to use a large portion of our cash flow to pay principal and interest on debt, which will reduce the amount of cash flow available to fund working capital, capital expenditures, acquisitions, Research & Development ("R&D") expenditures, and other business activities;

•
require us to use cash and/or issue shares of our common stock to settle any conversion obligations of our convertible notes;

•
result in certain of our debt instruments being accelerated to be immediately due and payable or being deemed to be in default if certain terms of default are triggered, such as applicable cross payment default and/or cross-acceleration provisions;

•
result in all obligations owing under the Variable Rate Micron Semiconductor Taiwan Co., Ltd. Senior Secured Term Loan due 2021 ("2021 MSTW Term Loan") being accelerated to be immediately due and payable if Micron Semiconductor Taiwan Co., Ltd. ("MSTW") fails to comply with certain covenants, including financial covenants;

•
increase the interest rate under the 2021 MSTW Term Loan if we or MSTW fails to maintain certain financial covenants;

•
adversely impact our credit rating, which could increase future borrowing costs;

•
limit our future ability to raise funds for capital expenditures, strategic acquisitions or business opportunities, R&D, and other general corporate requirements;

•
restrict our ability to incur specified indebtedness, create or incur certain liens, and enter into sale-leaseback financing transactions;

•
increase our vulnerability to adverse economic and semiconductor memory and storage industry conditions;

•
increase our exposure to interest rate risk from variable rate indebtedness;

•
continue to dilute our earnings per share as a result of the conversion provisions in our convertible notes; and

•
require us to continue to pay cash amounts substantially in excess of the principal amounts upon settlement of our convertible notes to minimize dilution of our earnings per share.

Our ability to meet our payment obligations under our debt instruments depends on our ability to generate significant cash flows in the future. This, to some extent, is subject to market, economic, financial, competitive, legislative, and regulatory factors as well as other factors that are beyond our control. There can be no assurance that our business will generate cash flow from operations, or that additional capital will be available to us, in amounts sufficient to enable us to meet our debt payment obligations and to fund other liquidity needs. If we are unable to generate sufficient cash flows to service our debt payment obligations, we may need to refinance or restructure our debt, sell assets, reduce or delay capital investments, or seek to raise additional capital. If we are unable to implement one or more of these alternatives, we may be unable to meet our debt payment obligations, which could have a material adverse effect on our business, results of operations, or financial condition.

We may be unable to generate sufficient cash flows or obtain access to external financing necessary to fund our operations, make scheduled debt payments, and make adequate capital investments.

Our cash flows from operations depend primarily on the volume of semiconductor memory and storage products sold, average selling prices, and manufacturing costs. To develop new product and process technology, support future growth, achieve operating efficiencies, and maintain product quality, we must make significant capital investments in manufacturing technology, capital equipment, facilities, R&D, and product and process technology. We estimate that net cash expenditures in 2018 for property, plant, and equipment will be approximately $7.5 billion plus or minus 5 percent, which reflects the offset of amounts we expect to be funded by our partners. Investments in capital expenditures, offset by amounts funded by our partners, were $5.13 billion for 2017. As of August 31, 2017, we had cash and marketable investments of $6.05 billion. As of August 31, 2017, $1.29 billion of cash and marketable investments, including substantially all of the cash held by Micron Memory Japan, Inc. and its subsidiaries (the "MMJ Group"), MSTW, and Micron Technology Taiwan, Inc. ("MTTW"), was held by foreign subsidiaries whose earnings were considered to be indefinitely reinvested and repatriation of these funds to the United States would subject these funds to U.S. federal income taxes. In addition, cash of $87 million held by IM Flash Technologies, LLC ("IMFT") was generally not available to finance our other operations.

The 2021 MSTW Term Loan contains covenants that limit or restrict MSTW's ability to create liens in or dispose of collateral securing obligations under the 2021 MSTW Term Loan, mergers involving MSTW and/or MTTW, loans or guarantees to third parties by MTTW and/or MSTW, and MSTW's and/or MTTW's distribution of cash dividends. As a result, the assets of MSTW and/or MTTW are not available for use by us in our other operations.

As a result of the corporate reorganization proceedings of Micron Memory Japan, Inc. ("MMJ") initiated in 2012, and for so long as such proceedings are continuing, MMJ is prohibited from paying dividends, including any cash dividends, to us and such proceedings require that excess earnings be used in MMJ's business or to fund the MMJ creditor payments. In addition, pursuant to an order of the Tokyo District Court ("Japan Court"), MMJ cannot make loans or advances, other than certain ordinary course advances, to us without the consent of the Japan Court and may, under certain circumstances, be subject to approval of the legal trustee. As a result, the assets of MMJ are not available for use by us in our other operations. Furthermore, certain uses of the assets of MMJ, including certain capital expenditures of MMJ and Micron Memory Taiwan Co., Ltd. ("MMT") or further investments in MMT, may require consent of MMJ's trustees and/or the Japan Court.

In the past we have utilized external sources of financing when needed. As a result of our debt levels, expected debt amortization, and general economic conditions, it may be difficult for us to obtain financing on terms acceptable to us. There can be no assurance that we will be able to generate sufficient cash flows, use cash held by MMJ to fund its capital expenditures, access capital markets or find other sources of financing to fund our operations, make debt payments, and make adequate capital investments to remain competitive in terms of technology development and cost efficiency. Our inability to do any of the foregoing could have a material adverse effect on our business, results of operations, or financial condition.

Our future success depends on our ability to develop and produce competitive new memory and storage technologies.

Our key semiconductor memory and storage products and technologies face technological barriers to continue to meet long-term customer needs. These barriers include potential limitations on stacking additional 3D memory layers, additional bits per cell (i.e., cell levels), the ability to shrink products in order to reduce costs, meet higher density requirements, and improve power consumption and reliability. To meet these requirements, we expect that new memory technologies will be developed by the semiconductor memory and storage industry. Our competitors are working to develop new memory and storage technologies that may offer performance and cost advantages to existing technologies and render existing technologies obsolete. Accordingly, our future success may depend on our ability to develop and produce viable and competitive new memory and storage technologies. There can be no assurance of the following:

•
that we will be successful in developing competitive new semiconductor memory and storage technologies;

•
that we will be able to cost-effectively manufacture new products;

•
that we will be able to successfully market these technologies; and

•
that margins generated from sales of these products will allow us to recover costs of development efforts.

We develop and produce 3D XPoint memory, which is a new class of non-volatile technology. There is no assurance that our efforts to develop and market this new product technology will be successful. Our unsuccessful efforts to develop new semiconductor memory and storage technologies could have a material adverse effect on our business, results of operations, or financial condition.

New product development may be unsuccessful.

We are developing new products, including system-level memory and storage products and solutions, which complement our traditional products or leverage their underlying design or process technology. We have made significant investments in product and process technology and anticipate expending significant resources for new semiconductor product development over the next several years. The process to develop new products requires us to demonstrate advanced functionality and performance, often well in advance of a planned ramp of production, in order to secure design wins with our customers. There can be no assurance of the following:

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that our product development efforts will be successful;

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that we will be able to cost-effectively manufacture new products;

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that we will be able to successfully market these products;

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that we will be able to qualify new products with our customers on a timely basis; or

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that margins generated from sales of these products will allow us to recover costs of development efforts.

Our unsuccessful efforts to develop new products and solutions could have a material adverse effect on our business, results of operations, or financial condition.

Our joint ventures and strategic relationships involve numerous risks.

We have entered into strategic relationships, including our IMFT joint venture with Intel, to manufacture products and develop new manufacturing process technologies and products. These joint ventures and strategic relationships are subject to various risks that could adversely affect the value of our investments and our results of operations. These risks include the following:

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our interests could diverge from our partners' interests or we may not be able to agree with our partners on ongoing manufacturing and operational activities, or on the amount, timing, or nature of further investments in our joint ventures;

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our joint venture partners' products may compete with our products;

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we may experience difficulties in transferring technology to joint ventures;

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we may experience difficulties and delays in ramping production at joint ventures;

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our control over the operations of our joint ventures is limited;

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due to financial constraints, our joint venture partners may be unable to meet their commitments to us or our joint ventures and may pose credit risks for our transactions with them;

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due to differing business models or long-term business goals, we and our partners may not participate to the same extent on funding capital investments in our joint ventures;

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cash flows may be inadequate to fund increased capital requirements of our joint ventures;

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we may experience difficulties or delays in collecting amounts due to us from our joint ventures and partners;

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the terms of our partnering arrangements may turn out to be unfavorable; and

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changes in tax, legal, or regulatory requirements may necessitate changes in the agreements with our partners.

Our joint ventures and strategic relationships, if unsuccessful, could have a material adverse effect on our business, results of operations, or financial condition.

A significant concentration of our net sales are to a select number of customers.

In each of the last three years, approximately one-half of our total net sales were to our top ten customers. A disruption in our relationship with any of these customers could adversely affect our business. We could experience fluctuations in our customer base or the mix of revenue by customer as markets and strategies evolve. In addition, any consolidation of our customers could reduce the number of customers to whom our products could be sold. Our inability to meet our customers' requirements or to qualify our products with them could adversely impact our sales. The loss of one or more of our major customers or any significant reduction in orders from, or a shift in product mix by, these customers could have a material adverse effect on our business, results of operations, or financial condition.

Increases in sales of system solutions may increase our dependency upon specific customers and our costs to develop and qualify our system solutions.

Our development of system-level memory and storage products is dependent, in part, upon successfully identifying and meeting our customers' specifications of those products. Developing and manufacturing system-level products with specifications unique to a customer increases our reliance upon that customer for purchasing our products in sufficient volume, quantity, and in a timely manner. If we fail to identify or develop products on a timely basis, or at all, that comply with our customers' specifications or achieve design wins with our customers, we may experience a significant adverse impact on our sales and margins. Even if our products meet customer specifications, our sales of system-level solutions are dependent upon our customers choosing our products over those of our competitors and purchasing our products at sufficient volumes and prices. Our competitors' products may be less costly, provide better performance, or include additional features when compared to our products. Our long-term ability to sell system-level memory and storage products is reliant upon our customer's ability to create, market, and sell their products containing our system-level solutions at sufficient volumes and prices in a timely manner. If we fail to successfully develop and market system-level products, our business, results of operations, or financial condition may be materially adversely affected.

Even if we are successful in selling system-level solutions to our customers in sufficient volume, we may be unable to generate sufficient profit if our per-unit manufacturing costs exceed our per-unit selling prices. Manufacturing system-level solutions to customer specifications requires a longer development cycle, as compared to discreet products, to design, test, and qualify, which may increase our costs. Additionally, some of our system solutions are increasingly dependent on sophisticated firmware that may require significant customization to meet customer specifications, which increases our costs and time to market. Additionally, we may update our firmware or develop new firmware as a result of new product introductions or changes in customer specifications and/or industry standards, which increases our costs. System complexities and extended warranties for system-level products could also increase our warranty costs. Our failure to cost-effectively manufacture system-level solutions and/or firmware in a timely manner, may result in reduced demand for our system-level products, and could have a material adverse effect on our business, results of operations, or financial condition.

Products that fail to meet specifications, are defective, or that are otherwise incompatible with end uses could impose significant costs on us.

Products that do not meet specifications or that contain, or are perceived by our customers to contain, defects or that are otherwise incompatible with end uses could impose significant costs on us or otherwise materially adversely affect our business, results of operations, or financial condition. From time to time, we experience problems with nonconforming, defective, or incompatible products after we have shipped such products. In recent periods, we have further diversified and expanded our product offerings, which could potentially increase the chance that one or more of our products could fail to meet specifications in a particular application. As a result, we could be adversely affected in several ways, including the following:

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we may be required or agree to compensate customers for costs incurred or damages caused by defective or incompatible products and to replace products;

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we could incur a decrease in revenue or adjustment to pricing commensurate with the reimbursement of such costs or alleged damages; and

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we may encounter adverse publicity, which could cause a decrease in sales of our products or harm our relationships with existing or potential customers.

Any of the foregoing items could have a material adverse effect on our business, results of operations, or financial condition.

We may be unable to protect our intellectual property or retain key employees who are knowledgeable of and develop our intellectual property.

We maintain a system of controls over our intellectual property, including U.S. and foreign patents, trademarks, copyrights, trade secret laws, licensing arrangements, confidentiality procedures, non-disclosure agreements with employees, consultants, and vendors, and a general system of internal controls. Despite our system of controls over our intellectual property, it may be possible for our current or future competitors to obtain, copy, use, or disclose, illegally or otherwise, our product and process technology. The laws of some foreign countries may not protect our intellectual property to the same degree as do U.S. laws and our confidentiality, non-disclosure, and non-compete agreements may be unenforceable or difficult and costly to enforce.

Additionally, our ability to maintain and develop intellectual property is dependent upon our ability to attract, develop, and retain highly skilled employees. Global competition for such skilled employees in our industry is intense. Due to the volatile nature of our industry and our operating results, a decline in our operating results and/or stock price may adversely affect our ability to retain key employees whose compensation is dependent, in part, upon the market price of our common stock, achieving certain performance metrics, levels of company profitability, or other financial or company-wide performance. If our competitors or future entrants into our industry are successful in hiring our employees, they may directly benefit from the knowledge these employees gained while they were under our employment.

Our inability to protect our intellectual property or retain key employees who are knowledgeable of and develop our intellectual property could have a material adverse effect on our business, results of operations, or financial condition.

A determination that our products or manufacturing processes infringe the intellectual property rights of others, or entering into a license agreement covering such intellectual property, could materially adversely affect our business, results of operations, or financial condition.

As is typical in the semiconductor and other high technology industries, from time to time others have asserted, and may in the future assert, that our products or manufacturing processes infringe upon their intellectual property rights. We are unable to predict the outcome of assertions of infringement made against us. A determination that our products or manufacturing processes infringe upon the intellectual property rights of others, or entering a license agreement covering such intellectual property, could result in significant liability and/or require us to make material changes to our products and/or manufacturing processes.

We have a number of intellectual property license agreements. Some of these license agreements require us to make one-time or periodic payments. We may need to obtain additional licenses or renew existing license agreements in the future. We are unable to predict whether these license agreements can be obtained or renewed on terms acceptable to us. Any of the foregoing results could have a material adverse effect on our business, results of operations, or financial condition.

If our manufacturing process is disrupted, our business, results of operations, or financial condition could be materially adversely affected.

We manufacture products using highly complex processes that require technologically advanced equipment and continuous modification to improve yields and performance. Difficulties in the manufacturing process or the effects from a shift in product mix can reduce yields or disrupt production and may increase our per gigabit manufacturing costs. We maintain operations and continuously implement new product and process technology at our manufacturing operations, which are widely dispersed in multiple locations in several countries including the United States, Singapore, Taiwan, Japan, Malaysia, and China. Additionally, our control over operations at IMFT is limited by our agreements with Intel. From time to time, we have experienced disruptions in our manufacturing process as a result of power outages, improperly functioning equipment, equipment failures, earthquakes, or other environmental events. If production at a fabrication facility is disrupted for any reason, manufacturing yields may be adversely affected or we may be unable to meet our customers' requirements and they may purchase products from other suppliers. This could result in a significant increase in manufacturing costs, loss of revenues, or damage to customer relationships, any of which could have a material adverse effect on our business, results of operations, or financial condition.

The acquisition of our ownership interest in Inotera from Qimonda AG ("Qimonda") has been challenged by the administrator of the insolvency proceedings for Qimonda.

On January 20, 2011, Dr. Michael Jaffé, administrator for Qimonda's insolvency proceedings, filed suit against Micron and Micron Semiconductor B.V., our Netherlands subsidiary ("Micron B.V."), in the District Court of Munich, Civil Chamber. The complaint seeks to void, under Section 133 of the German Insolvency Act, a share purchase agreement between Micron B.V. and Qimonda signed in fall 2008, pursuant to which Micron B.V. purchased substantially all of Qimonda's shares of Inotera (the "Inotera Shares"), representing approximately 18% of Inotera's outstanding shares, and seeks an order requiring us to re-transfer those shares to the Qimonda estate. The complaint also seeks, among other things, to recover damages for the alleged value of the joint venture relationship with Inotera and to terminate, under Sections 103 or 133 of the German Insolvency Code, a patent cross-license between us and Qimonda entered into at the same time as the share purchase agreement.

Following a series of hearings with pleadings, arguments, and witnesses on behalf of the Qimonda estate, on March 13, 2014, the court issued judgments: (1) ordering Micron B.V. to pay approximately $1 million in respect of certain Inotera Shares sold in connection with the original share purchase; (2) ordering Micron B.V. to disclose certain information with respect to any Inotera Shares sold by it to third parties; (3) ordering Micron B.V. to disclose the benefits derived by it from ownership of the Inotera Shares, including in particular, any profits distributed on the Inotera Shares and all other benefits; (4) denying Qimonda's claims against Micron for any damages relating to the joint venture relationship with Inotera; and (5) determining that Qimonda's obligations under the patent cross-license agreement are canceled. In addition, the Court issued interlocutory judgments ordering, among other things: (1) that Micron B.V. transfer to the Qimonda estate the Inotera Shares still owned by Micron B.V. and pay to the Qimonda estate compensation in an amount to be specified for any Inotera Shares sold to third parties; and (2) that Micron B.V. pay the Qimonda estate as compensation an amount to be specified for benefits derived by Micron B.V. from ownership of the Inotera Shares. The interlocutory judgments have no immediate, enforceable effect on us, and, accordingly, we expect to be able to continue to operate with full control of the Inotera Shares subject to further developments in the case. We have filed a notice of appeal, and the parties have submitted briefs to the appeals court.

We are unable to predict the outcome of the matter and, therefore, cannot estimate the range of possible loss. The final resolution of this lawsuit could result in the loss of the Inotera Shares or monetary damages, unspecified damages based on the benefits derived by Micron B.V. from the ownership of the Inotera Shares, and/or the termination of the patent cross-license, which could have a material adverse effect on our business, results of operations, or financial condition.

We may incur additional restructuring charges in future periods.

In separate transactions in 2017, we sold our assembly and test facility located in Akita, Japan and our 40% ownership interest in Tera Probe, Inc.; assets associated with our 200mm fabrication facility in Singapore; and assets related to our Lexar brand. In 2016, we initiated a restructure plan in response to business conditions and the need to accelerate focus on our key priorities. The plan included the elimination of certain projects and programs, the permanent closure of a number of open headcount requisitions, workforce reductions in certain areas of our business, and other non-headcount related spending reductions. As a result, we incurred charges of $33 million in 2017 and $58 million in 2016.

We may not realize expected savings or other benefits from our restructure activities and may incur additional restructure charges or other losses in future periods associated with other initiatives. In connection with any restructure initiatives, we could incur restructure charges, loss of production output, loss of key personnel, disruptions in our operations, and difficulties in the timely delivery of products, which could have a material adverse effect on our business, results of operations, or financial condition.

Breaches of our security systems could expose us to losses.

We maintain a system of controls over the physical security of our facilities. We also manage and store various proprietary information and sensitive or confidential data relating to our operations. In addition, we process, store, and transmit large amounts of data relating to our customers and employees, including sensitive personal information. Unauthorized persons or employees may gain access to our facilities or network systems to steal trade secrets or other proprietary information, compromise confidential information, create system disruptions, or cause shutdowns. These parties may also be able to develop and deploy viruses, worms, and other malicious software programs that disrupt our operations and create security vulnerabilities. Breaches of our physical security and attacks on our network systems could result in significant losses and damage our reputation with customers and suppliers and may expose us to litigation if the confidential information of our customers, suppliers, or employees is compromised, which could have a material adverse effect on our business, results of operations, or financial condition.

Changes in foreign currency exchange rates could materially adversely affect our business, results of operations, or financial condition.

Across our global operations, significant transactions and balances are denominated in currencies other than the U.S. dollar (our reporting currency), primarily the euro, Singapore dollar, New Taiwan dollar, and yen. We recorded net losses from changes in currency exchange rates of $74 million for 2017, $24 million for 2016, and $27 million for 2015. Based on our foreign currency balances of monetary assets and liabilities, as of August 31, 2017, we estimate that a 10% adverse change in exchange rates versus the U.S. dollar would result in losses of approximately $391 million. Although we hedge our primary exposures to changes in currency exchange rates from our monetary assets and liabilities, the effectiveness of these hedges is dependent upon our ability to accurately forecast our monetary assets and liabilities. In addition, a significant portion of our manufacturing costs are denominated in foreign currencies. Exchange rates for some of these currencies against the U.S. dollar, particularly the yen, have been volatile in recent periods. If these currencies strengthen against the U.S. dollar, our manufacturing costs could significantly increase. Exchange rates for the U.S. dollar that adversely change against our foreign currency exposures could have a material adverse effect on our business, results of operations, or financial condition.

We may make future acquisitions and/or alliances, which involve numerous risks.

Acquisitions and the formation or operation of alliances, such as joint ventures and other partnering arrangements, involve numerous risks, including the following:

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integrating the operations, technologies, and products of acquired or newly formed entities into our operations;

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increasing capital expenditures to upgrade and maintain facilities;

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increased debt levels;

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the assumption of unknown or underestimated liabilities;

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the use of cash to finance a transaction, which may reduce the availability of cash to fund working capital, capital expenditures, R&D expenditures, and other business activities;

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diverting management's attention from daily operations;

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managing larger or more complex operations and facilities and employees in separate and diverse geographic areas;

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hiring and retaining key employees;

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requirements imposed by governmental authorities in connection with the regulatory review of a transaction, which may include, among other things, divestitures or restrictions on the conduct of our business or the acquired business;

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inability to realize synergies or other expected benefits;

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failure to maintain customer, vendor, and other relationships;

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inadequacy or ineffectiveness of an acquired company's internal financial controls, disclosure controls and procedures, and/or environmental, health and safety, anti-corruption, human resource, or other policies or practices; and

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impairment of acquired intangible assets, goodwill, or other assets as a result of changing business conditions, technological advancements, or worse-than-expected performance of the acquired business.

In previous years, supply of memory and storage products has significantly exceeded customer demand resulting in significant declines in average selling prices for DRAM and NAND. The global memory and storage industry has experienced consolidation and may continue to consolidate. We engage, from time to time, in discussions regarding potential acquisitions and similar opportunities. To the extent we are successful in completing any such transactions, we could be subject to some or all of the risks described above, including the risks pertaining to funding, assumption of liabilities, integration challenges, and increases in debt that may accompany such transactions. Acquisitions of, or alliances with, technology companies are inherently risky and may not be successful and could have a material adverse effect on our business, results of operations, or financial condition.

The limited availability of raw materials, supplies, or capital equipment could materially adversely affect our business, results of operations, or financial condition.

Our operations require raw materials, and in certain cases, third party services, that meet exacting standards. We generally have multiple sources of supply for our raw materials and services. However, only a limited number of suppliers are capable of delivering certain raw materials and services that meet our standards. In some cases, materials, components, or services are provided by a single supplier. Various factors could reduce the availability of raw materials or components such as chemicals, silicon wafers, gases, photoresist, controllers, substrates, lead frames, printed circuit boards, targets, and reticle glass blanks. Shortages may occur, from time to time, in the future. We and/or our suppliers could be affected by laws and regulations enacted in response to concerns regarding climate change, which could increase the cost and limit the supply of our raw materials. In addition, disruptions in transportation lines could delay our receipt of raw materials. Lead times for the supply of raw materials have been extended in the past. The disruption of our supply of raw materials or services or the extension of our lead times could have a material adverse effect on our business, results of operations, or financial condition.

Our operations are dependent on our ability to procure advanced semiconductor manufacturing equipment that enables the transition to lower cost manufacturing processes. For certain key types of equipment, including photolithography tools, we are sometimes dependent on a single supplier. From time to time, we have experienced difficulties in obtaining some equipment on a timely basis due to suppliers' limited capacity. Our inability to obtain equipment on a timely basis could adversely affect our ability to transition to next generation manufacturing processes and reduce our costs. Delays in obtaining equipment could also impede our ability to ramp production at new facilities and could increase our overall costs of a ramp. Our inability to obtain advanced semiconductor manufacturing equipment in a timely manner could have a material adverse effect on our business, results of operations, or financial condition.

A downturn in the worldwide economy may harm our business.

Downturns in the worldwide economy have harmed our business in the past and future downturns could also adversely affect our business. Adverse economic conditions affect demand for devices that incorporate our products, such as personal computers, mobile devices, Solid-State Drives, and servers. Reduced demand for these products could result in significant decreases in our average selling prices and product sales. A deterioration of current conditions in worldwide credit markets could limit our ability to obtain external financing to fund our operations and capital expenditures. In addition, we may experience losses on our holdings of cash and investments due to failures of financial institutions and other parties. Difficult economic conditions may also result in a higher rate of losses on our accounts receivables due to credit defaults. As a result, a downturn in the worldwide economy could have a material adverse effect on our business, results of operations, or financial condition.

Our results of operations could be affected by natural disasters and other events in the locations in which we or our customers or suppliers operate.

We have manufacturing and other operations in locations subject to natural occurrences such as severe weather and geological events, such as earthquakes or tsunamis, that could disrupt operations. In addition, our suppliers and customers also have operations in such locations. A natural disaster, fire, explosion, or other event that results in a prolonged disruption to our operations, or the operations of our customers or suppliers, could have a material adverse effect on our business, results of operations, or financial condition.

The operations of MMJ are subject to continued oversight by the Japan Court during the pendency of the corporate reorganization proceedings.

Because MMJ's plan of reorganization provides for ongoing payments to creditors following the closing of our acquisition of MMJ, the reorganization proceedings in Japan (the "Japan Proceedings") are continuing and MMJ remains subject to the oversight of the Japan Court and of the trustees (including a trustee designated by us, who we refer to as the business trustee, and a trustee designated by the Japan Court, who we refer to as the legal trustee), pending completion of the reorganization proceedings. The business trustee is responsible for overseeing the operation of the business of MMJ, other than oversight in relation to acts that need to be carried out in connection with the Japan Proceedings, which are the responsibility of the legal trustee. MMJ's reorganization proceedings in Japan, and oversight of the Japan Court, will continue until the final creditor payment is made under MMJ's plan of reorganization, which is scheduled to occur in December 2019, but may occur on a later date to the extent any claims of creditors remain unfixed on the final scheduled installment payment date. MMJ may petition the Japan Court for an early termination of the reorganization proceedings once two-thirds of all payments under the plan of reorganization are made. Although such early terminations are customarily granted, there can be no assurance that the Japan Court will grant any such petition in this particular case.

During the pendency of the reorganization proceedings in Japan, MMJ is obligated to provide periodic financial reports to the Japan Court and may be required to obtain the consent of the Japan Court prior to taking a number of significant actions relating to its businesses, including transferring or disposing of, or acquiring, certain material assets, incurring or guaranteeing material indebtedness, settling material disputes, or entering into certain material agreements. The consent of the legal trustee may also be required for matters that would likely have a material impact on the operations or assets of MMJ or for transfers of material assets, to the extent the matters or transfers would reasonably be expected to materially and adversely affect execution of MMJ's plan of reorganization. Accordingly, during the pendency of the reorganization proceedings in Japan, our ability to operate MMJ as part of our global business or to cause MMJ to take certain actions that we deem advisable for its business could be adversely affected if the Japan Court or the legal trustee is unwilling to consent to various actions that we may wish to take with respect to MMJ.

The operations of MMJ being subject to the continued oversight by the Japan Court during the pendency of the corporate reorganization proceedings could have a material adverse effect on our business, results of operations, or financial condition.

We may incur additional tax expense or become subject to additional tax exposure.

We operate in a number of locations outside the United States, including Singapore, where we have tax incentive arrangements that are conditional, in part, upon meeting certain business operations and employment thresholds. Our domestic and international taxes are dependent upon the geographic mix of our earnings among these jurisdictions. Our provision for income taxes and cash tax liabilities in the future could be adversely affected by numerous factors, including challenges by tax authorities to our tax positions and intercompany transfer pricing agreements, income before taxes being lower than anticipated in countries with lower statutory tax rates and higher than anticipated in countries with higher statutory tax rates, changes in the valuation of deferred tax assets and liabilities, failure to meet performance obligations with respect to tax incentive agreements, and changes in tax laws and regulations. We file income tax returns with the U.S. federal government, various U.S. states, and various other jurisdictions throughout the world. Our U.S. federal and state tax returns remain open to examination for 2013 through 2017. In addition, tax returns that remain open to examination in Japan range from the years 2011 to 2017 and in Singapore and Taiwan from 2012 to 2017. The results of audits and examinations of previously filed tax returns and continuing assessments of our tax exposures may have an adverse effect on our provision for income taxes and cash tax liability. The foregoing items could have a material adverse effect on our business, results of operations, or financial condition.

We may not utilize all of our net deferred tax assets.

We have substantial deferred tax assets, which include, among others, net operating loss and credit carryforwards. As of August 31, 2017, our U.S. federal and state net operating loss carryforwards, including uncertain tax benefits, were $3.88 billion and $1.95 billion, respectively, which, if not utilized, will expire at various dates from 2028 through 2037 and 2018 through 2037, respectively. As of August 31, 2017, our foreign net operating loss carryforwards were $6.30 billion, which will, if not utilized, substantially all expire at various dates from 2019 through 2026. As of August 31, 2017, we had gross deferred tax assets of $3.78 billion and valuation allowances of $2.32 billion against our deferred tax assets. If we repatriate earnings from our subsidiaries whose earnings are deemed to be indefinitely reinvested, a portion of our net operating losses would be utilized. Utilization of all of our net operating loss and credit carryforwards would increase the amount of our annual cash taxes reducing the overall amount of cash available to be used in other areas of the business and could have a material adverse effect on our business, results of operations, or financial condition.

A change in ownership may limit our ability to utilize our net operating loss carryforwards.

On January 18, 2017, our shareholders approved a Section 382 Rights Agreement (the "Rights Agreement"), under which our shareholders of record as of the close of business on August 1, 2016 received one right for each share of common stock outstanding, which entitles certain shareholders to purchase additional shares of our common stock at a significant discount in the event of certain transactions that may result in an ownership change, as defined by Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"). In general, an ownership change will occur when the percentage of our ownership by one or more

5% shareholders has increased by more than 50% at any time during the prior three years. Rights will attach to all shares of the Company's common stock issued prior to the earlier of the rights' distribution date or expiration date as set forth in the Rights Agreement. Pursuant to the Rights Agreement, if a shareholder (or group) acquires beneficial ownership of 4.99% or more of the outstanding shares of our common stock without prior approval of our Board or without meeting certain customary exceptions, the rights (other than rights held by the acquiring shareholder (or group) and certain related persons) would become exercisable. The Rights Agreement is intended to avoid an adverse ownership change, thereby preserving our current ability to utilize certain net operating loss and credit carryforwards; however, there is no assurance that the Rights Agreement will prevent all transfers that could result in such an ownership change.

If we experience a 50% or greater change in ownership involving shareholders owning 5% or more of our common stock, it could adversely impact our ability to utilize our existing net operating loss and credit carryforwards. The inability to utilize existing net operating loss and credit carryforwards would significantly increase the amount of our annual cash taxes and reduce the overall amount of cash available to be used in other areas of the business which could have a material adverse effect on our business, results of operations, or financial condition.

Compliance with regulations regarding the use of conflict minerals could limit the supply and increase the cost of certain metals used in manufacturing our products.

Increased focus on environmental protection and social responsibility initiatives led to the passage of Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") and its implementing SEC regulations. The Dodd-Frank Act imposes supply chain diligence and disclosure requirements for certain manufacturers of products containing specific minerals that may originate in or near the Democratic Republic of the Congo (the "DRC") and finance or benefit local armed groups. These "conflict minerals" are commonly found in materials used in the manufacture of semiconductors. The implementation of these new regulations may limit the sourcing and availability of some of these materials. This in turn may affect our ability to obtain materials necessary for the manufacture of our products in sufficient quantities and may affect related material pricing. Some of our customers may elect to disqualify us as a supplier or reduce purchases from us if we are unable to verify that our products are DRC conflict free. Our inability to comply with the regulations regarding the use of conflict minerals could have a material adverse effect on our business, results of operations, or financial condition.

We are subject to a variety of laws and regulations that may result in additional costs and liabilities.

The manufacturing of our products requires the use of facilities, equipment, and materials that are subject to a broad array of laws and regulations in numerous jurisdictions in which we operate. Additionally, we are subject to a variety of other laws and regulations relative to the construction, maintenance, and operations of our facilities. Any of these laws or regulations could cause us to incur additional direct costs, as well as increased indirect costs related to our relationships with our customers and suppliers, and otherwise harm our operations and financial condition. Any failure to comply with these laws or regulations could adversely impact our reputation and our financial results. Additionally, we partner with other companies in our joint ventures, which are also subject to a broad array of laws and regulations. Our ownership in these joint ventures may also expose us to risks associated with their respective compliance with these laws and regulations. As a result of these items, we could experience the following:

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suspension of production;
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remediation costs;

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alteration of our manufacturing processes;
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regulatory penalties, fines, and legal liabilities; and
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reputational challenges.

Our failure, or the failure of our joint ventures, to comply with these laws and regulations could could have a material adverse effect on our business, results of operations, or financial condition.

We face risks associated with our international sales and operations that could materially adversely affect our business, results of operations, or financial condition.

Sales to customers outside the United States approximated 86% of our consolidated net sales for 2017. In addition, a substantial portion of our manufacturing operations are located outside the United States. In particular, a significant portion of our manufacturing operations are concentrated in Singapore, Taiwan, and Japan. Our international sales and operations are subject to a variety of risks, including:

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export and import duties, changes to import and export regulations, customs regulations and processes, and restrictions on the transfer of funds;

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compliance with U.S. and international laws involving international operations, including the Foreign Corrupt Practices Act of 1977, as amended, export and import laws, and similar rules and regulations;

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theft of intellectual property;

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political and economic instability;

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problems with the transportation or delivery of our products;

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issues arising from cultural or language differences and labor unrest;

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longer payment cycles and greater difficulty in collecting accounts receivable;

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compliance with trade, technical standards, and other laws in a variety of jurisdictions;

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contractual and regulatory limitations on our ability to maintain flexibility with our staffing levels;

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disruptions to our manufacturing operations as a result of actions imposed by foreign governments;

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changes in economic policies of foreign governments; and

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difficulties in staffing and managing international operations.

These factors could have a material adverse effect on our business, results of operations, or financial condition.

We are subject to counterparty default risks.

We have numerous arrangements with financial institutions that subject us to counterparty default risks, including cash deposits, investments, capped call contracts on our common stock, and derivative instruments. As a result, we are subject to the risk that the counterparty to one or more of these arrangements will default on its performance obligations. A counterparty may not comply with their contractual commitments which could then lead to their defaulting on their obligations with little or no notice to us, which could limit our ability to take action to mitigate our exposure. Additionally, our ability to mitigate our exposures may be constrained by the terms of our contractual arrangements or because market conditions prevent us from taking effective action. If one of our counterparties becomes insolvent or files for bankruptcy, our ability to recover any losses suffered as a result of that counterparty's default may be limited by the liquidity of the counterparty or the applicable laws governing the bankruptcy proceedings. In the event of such default, we could incur significant losses, which could have a material adverse effect on our business, results of operations, or financial condition.

Risks related to the offering and our common stock

Our common stock price may be extremely volatile, and the value of your investment may decline.

Our common stock price has been highly volatile. We expect that this volatility will continue in the future due to factors such as:

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general market and economic conditions;

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actual or anticipated variations in operating results;

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announcements of technological innovations, new products or new services by us or by our competitors or customers;

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changes in financial estimates or recommendations by stock market analysts regarding us or our competitors;

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announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments, consortiums or other types of industry consolidation;

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announcements by our customers regarding end market conditions and the status of existing and future infrastructure network deployments;

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additions or departures of key personnel; and

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future equity or debt offerings or our announcements of these offerings.

In addition, in recent years, the stock market in general, and NASDAQ and the securities of technology companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations have in the past and may in the future materially and adversely affect our stock price, regardless of our operating results.

Our stock price may decline if additional shares are sold in the market after the offering.

Future sales of substantial amounts of shares of our common stock by our existing stockholders in the public market, or the perception that these sales could occur, may cause the market price of our common stock to decline. In addition, we may be required to issue additional shares upon exercise of previously granted options that are currently outstanding. Increased sales of our common stock in the market after exercise of currently outstanding options could exert significant downward pressure on our stock price. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price we deem appropriate. As of June 1, 2017, after giving effect to this common stock offering (without giving effect to any additional shares issuable if the underwriter's option to purchase additional shares in this offering is exercised), there would have been 1,138,899,894 shares of our common stock outstanding.

We may invest or spend the net proceeds of this offering in ways with which you may not agree.

We estimate that our net proceeds from the sale of shares of common stock in this offering will be approximately $1,186 million, or approximately $1,364 million if the underwriter exercises its option to purchase additional shares of our common stock in full, in each case after deducting estimated underwriting discounts and commissions, fees and estimated offering expenses payable by us.

We expect to use approximately $476 million of the net proceeds from this offering to redeem approximately $438 million in aggregate principal amount of our 2023 Notes and pay accrued and unpaid interest thereon. We anticipate that we will use the remaining net proceeds of this offering for the repurchase, redemption, retirement or other repayment of our outstanding debt securities, which may include any of our senior notes, senior secured notes or senior Term Loan B notes and general corporate purposes. See "Use of Proceeds." You may not agree with the ways we decide to use these proceeds.

Use of proceeds

We estimate that the net proceeds from the sale of shares of common stock in this offering will be approximately $1,186 million, or approximately $1,364 million if the underwriter exercises its option to purchase additional shares of our common stock in full, in each case after deducting estimated underwriting discounts and commissions, fees and estimated offering expenses payable by us.

We expect to use approximately $476 million of the net proceeds from this offering to redeem approximately $438 million in aggregate principal amount of our 2023 Notes and pay accrued and unpaid interest thereon. We anticipate that we will use the remaining net proceeds of this offering for the repurchase, redemption, retirement or other repayment of our outstanding debt securities, which may include any of our senior notes, senior secured notes or senior secured Term Loan B notes, and general corporate purposes.

Capitalization

The following table sets forth our unaudited consolidated cash and equivalents, short-term investments and long-term marketable investments and our capitalization at June 1, 2017:

•
on an actual basis; and

•
on an as-adjusted basis to give effect to (i) the sale of the shares of common stock offered hereby, as set forth on the cover page of this prospectus supplement (assuming the underwriter does not exercise its option to purchase additional shares), based on the public offering price of $41.00 per share, after deducting the underwriting discount and our estimated offering expenses (ii) the redemption of approximately $438 million in aggregate principal amount of our 2023 Notes, as described in "Use of proceeds" and (iii) the 2022 Note Redemption as described in "Prospectus supplement summary—Recent developments."

This table should be read in conjunction with "Use of proceeds" and our consolidated financial statements and related notes thereto and the other information included in or incorporated by reference into this prospectus supplement.

	June 1, 2017
	Actual	As-adjusted for this offering

	(in millions)(unaudited)
Cash and equivalents	$4,048	$4,114
Short-term investments	282	282
Long-term marketable investments	471	471

Cash and equivalents, short-term investments and long-term marketable investments	$4,801	$4,867

Current debt and capital lease obligations:
Existing convertible senior notes(1)(2)	$445	$445
MMJ creditor installment payments(3)	154	154
Capital lease obligations	355	355
Secured term loans	43	43
Other notes payable	164	164

Total current debt and capital lease obligations	$1,161	$1,161

Long-term debt and capital lease obligations, excluding current portion:
Existing convertible senior notes(1)	$1,034	$1,034
MMJ creditor installment payments(3)	465	465
Capital lease obligations	917	917
5.875% senior notes due 2022(4)	591	—
5.250% senior notes due 2023	991	991
7.500% senior secured notes due 2023(5)	1,238	804
5.250% senior notes due 2024	546	546
5.500% senior notes due 2025	515	515
5.625% senior notes due 2026	128	128
MSAC senior secured term loan due 2021	583	583
MSTW senior secured term loan due 2021	2,643	2,643
Senior secured term loan B facility	726	726
Other long-term debt	108	108

Total debt and capital lease obligations, excluding current portion	10,485	9,460

Redeemable convertible notes(6)	25	25

Stockholders' equity:
Common stock, $0.10 par value, 3,000 shares authorized, 1,114 shares issued and 1,110 outstanding actual (1,143 shares issued and 1,139 outstanding, as-adjusted)(7)	111	114
Additional capital	8,222	9,405
Retained earnings	7,893	7,821
Treasury stock, 4 shares (4 as-adjusted)	(67)	(67)
Accumulated other comprehensive income	12	12

Total Micron shareholders' equity	16,171	17,285
Noncontrolling interests in subsidiaries	848	848

Total equity	17,019	18,133

Total capitalization	$27,529	$27,618

(1)    Amounts present the aggregate principal amount of our convertible senior notes of $1.90 billion, net of discounts of $416 million.

(2)    As a result of the 2033E and 2033F Notes being convertible at the option of the holder through September 30, 2017, and because the terms of these notes would require us to pay cash for the principal amount of any converted notes, amounts are classified as current. In addition, the holders of the 2033E Notes can require us to repurchase for cash all or a portion of the 2033E Notes on February 15, 2018.

(3)    The aggregate principal amount of $693 million of the MMJ Creditor payments are presented net of discounts of $74 million.

(4)   As-adjusted column reflects the redemption of $600 million in aggregate principal amount of 2022 Notes on August 11, 2017, at an aggregate price of approximately $644 million including accrued and unpaid interest thereon.

(5)    As-adjusted column reflects the redemption of approximately $438 million in aggregate principal amount of 2023 Notes on or around November 13, 2017, at an aggregate price of approximately $476 million including accrued and unpaid interest thereon.

(6)   Under the terms of the indentures of the 2033E and 2033F Notes, upon conversion, we would be required to pay cash equal to the lesser amount of (1) the aggregate principal amount or (2) the conversion value of the notes being converted (we could pay cash, shares of common stock or a combination thereof, at our option, for the remainder, if any, of our conversion obligation). Additionally, the 2033E and 2033F Notes were convertible at the option of the holders as of June 1, 2017. Therefore, the aggregate difference of $25 million between principal amount and the carrying value was classified as redeemable convertible notes.

(7)    The number of shares of common stock to be outstanding after this offering set forth above excludes:

  •
  36 million shares of our common stock issuable upon the exercise of stock options outstanding as of June 1, 2017 at a weighted-average exercise price of $18.87 per share;

  •
  18 million shares of our common stock issuable upon vesting of restricted stock units outstanding as of June 1, 2017;

  •
  100 million shares of our common stock reserved for future issuance under our equity incentive plans as of June 1, 2017; and

  •
  any shares of our common stock reserved for issuance upon conversion of our convertible senior notes.

Price range of common stock

Our common stock is traded on NASDAQ under the symbol "MU". The following table sets forth, for the periods indicated, the high and low sales prices for our common stock as reported on NASDAQ:

	High	Low

Fiscal Year 2015 Quarters Ended:
December 4, 2014	$36.10	$27.03
March 5, 2015	36.49	28.35
June 4, 2015	29.52	26.31
September 3, 2015	26.59	14.27
Fiscal Year 2016 Quarters Ended:
December 3, 2015	$19.16	$14.06
March 3, 2016	15.50	9.69
June 2, 2016	13.11	9.56
September 1, 2016	16.91	11.73
Fiscal Year 2017 Quarters Ended:
December 1, 2016	$20.13	$16.62
March 2, 2017	24.79	18.61
June 1, 2017	30.77	25.15
August 31, 2017	32.50	27.49
Fiscal Year 2018 Quarter Ended:
November 30, 2017 (through October 11, 2017)	$41.98	$32.07

On October 11, 2017, the reported last sale price of our common stock on NASDAQ was $41.61. On October 5, 2017, there were approximately 2,170 holders of record of our common stock.

Dividend policy

We have not declared or paid cash dividends since 1996 and do not intend to pay cash dividends for the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws and compliance with any outstanding or future agreements, which may restrict or limit our ability to pay dividends, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

Description of common stock

The following summary describes our common stock and the material provisions of our amended and restated certificate of incorporation and our by-Laws, as amended, and the General Corporation Law of the State of Delaware (the "DGCL"). Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation and by-Laws, as amended, copies of which are on file with the SEC. See "Where you can find more information."

Our authorized common stock consists of 3,000,000,000 shares, $0.10 par value per share.

Common stock

The holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders, including the election of directors. Stockholders are not entitled to cumulative voting rights, and, accordingly, the holders of a majority of the shares voting for the election of directors can elect the entire board if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any person to the board of directors.

The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors, in its discretion, from funds legally available therefor and subject to prior dividend rights of holders of shares of preferred stock or other senior equity, if any, which may be outstanding. However, the terms of certain of our future borrowing arrangements may restrict our ability to declare or pay dividends on our common stock in certain circumstances. Upon liquidation or dissolution of the Company, subject to prior liquidation rights of the holders of shares of preferred stock, if any, the holders of common stock are entitled to receive on a pro rata basis the remaining assets of the Company available for distribution. Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of common stock are fully paid and non-assessable.

Dividends

We have not declared or paid cash dividends since 1996 and do not intend to pay cash dividends for the foreseeable future. See "Dividend policy."

Anti-takeover effects of Delaware law; shareholder rights plan

Delaware general corporation law

We are subject to the provisions of Section 203 of the DGCL. Under Section 203, we would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that this stockholder became an interested stockholder unless:

•
prior to this time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to such time, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, a "business combination" includes:

•
any merger or consolidation involving us and the interested stockholder;

•
any sale, transfer, pledge or other disposition of 10% or more of our assets involving the interested stockholder;

•
any transaction that results in the issuance or transfer by us of any of the Company's stock to the interested stockholder, subject to limited exceptions;

•
any transaction involving us that has the effect of increasing the proportionate share of the stock of any class or series of the Company beneficially owned by the interested stockholder; or

•
the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through us.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Shareholder rights plan

On January 18, 2017, our shareholders approved the Rights Agreement, under which our shareholders of record as of the close of business on August 1, 2016 received one right for each share of common stock outstanding, which entitles certain shareholders to purchase additional shares of our common stock at a significant discount in the event of certain transactions that may result in an ownership change, as defined by Section 382 of the Code. In general, an ownership change will occur when the percentage of our ownership by one or more 5% shareholders has increased by more than 50% at any time during the prior three years. Rights will attach to all shares of the Company's common stock issued prior to the earlier of the rights' distribution date or expiration date as set forth in the Rights Agreement. Pursuant to the Rights Agreement, if a shareholder (or group) acquires beneficial ownership of 4.99% or more of the outstanding shares of our common stock without prior approval of our board of directors or without meeting certain customary exceptions, the rights (other than rights held by the acquiring shareholder (or group) and certain related persons) would become exercisable. The Rights Agreement is intended to avoid an adverse ownership change, thereby preserving our current ability to utilize certain net operating loss and credit carryforwards; however, there is no assurance that the Rights Agreement will prevent all transfers that could result in such an ownership change.

Transfer agent

The transfer agent and registrar for our common stock is Wells Fargo Bank, National Association.

Listing

Our common stock is listed on NASDAQ under the symbol "MU".

Material U.S. federal income tax consequences to non-U.S. holders

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects relating thereto. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the "IRS"), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the ownership and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment). This summary only addresses holders that are treated as purchasing our common stock for cash for U.S. federal income tax purposes. This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder's particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•
U.S. expatriates and former citizens or long-term residents of the United States;

•
persons subject to the alternative minimum tax;

•
persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•
banks, insurance companies, and other financial institutions;

•
brokers, dealers or traders in securities;

•
"controlled foreign corporations," "passive foreign investment companies," and corporations that accumulate earnings to avoid U.S. federal income tax;

•
entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•
tax-exempt organizations or governmental organizations;

•
persons deemed to sell our common stock under the constructive sale provisions of the Code;

•
persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•
persons that own, or are deemed to own, more than 5% of our common stock; and

•
tax-qualified retirement plans or "qualified foreign pension funds".

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of non-U.S. holder

For purposes of this discussion, a "Non-U.S. Holder" is any beneficial owner of our common stock that is neither a "U.S. person" nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•
an individual who is a citizen or resident of the United States;

•
a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust that (1) is subject to the primary supervision of a U.S. court and all substantial decisions of which are subject to the control of one or more "United States persons" (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section entitled "Dividend Policy," we currently do not anticipate paying any cash dividends on our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock (other than certain pro rata stock dividends), such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder's adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under "—Sale or other taxable disposition."

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN, W-8BEN-E or other applicable documentation certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If the Non-U.S. Holder holds the common stock through a financial institution or other agent acting on the Non-U.S. Holder's behalf, the Non-U.S. Holder will be required to provide appropriate documentation to the agent, which may then be required to provide certification to the relevant paying agent, either directly or through other intermediaries. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable tax treaties.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States.

Any such effectively connected dividends generally will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates, generally in the same manner as if the Non-U.S Holder were a U.S. person. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or other taxable disposition

Subject to the discussions below regarding backup withholding and foreign accounts, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

(a)    the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

(b)   the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met; or

(c)    our common stock constitutes a U.S. real property interest by reason of our status as a U.S. real property holding corporation ("USRPHC") for U.S. federal income tax purposes at any time during the shorter of the Non-U.S. Holder's holding period or the five-year period ending on the date of disposition of the common stock.

Gain described in (a) above generally will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates, generally in the same manner as if the Non-U.S. Holder were a U.S. person. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in (b) above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain from the sale or other taxable disposition of our common stock, which may be offset by certain U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to (c) above, we believe we currently are not, and do not anticipate becoming, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our

U.S. real property relative to the fair market value of our worldwide real property and other business assets, there can be no assurance that we will not become a USRPHC in the future.

Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information reporting and backup withholding

Payments of dividends on our common stock will not be subject to backup withholding, provided the Non-U.S. Holder certifies its non-U.S. status, generally by furnishing a valid IRS Form W-8BEN, W-8BEN-E, W-8ECI, or other appropriate IRS Form W-8, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above or the Non-U.S. Holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Foreign accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or "FATCA") on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined under the FATCA rules), unless (1) the foreign financial institution undertakes certain diligence, reporting and withholding obligations, (2) the non-financial foreign entity either certifies it does not have any "substantial United States owners" (as defined under the FATCA rules) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain "specified United States persons" or "United States owned foreign entities" (each as defined under the FATCA rules), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock, and, beginning on or after January 1, 2019, will apply to payments of gross proceeds from the sale or other disposition of such stock.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

Underwriting

We are offering the shares of common stock described in this prospectus through an underwriter, J.P. Morgan Securities LLC. We have entered into an underwriting agreement with the underwriter. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares

J.P. Morgan Securities LLC	29,268,293

Total	29,268,293

The underwriter is committed to purchase all the common shares offered by us if it purchases any shares.

The underwriter proposes to offer the common shares directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $0.2460 per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $0.10 per share from the initial public offering price. After the initial offering of the shares to the public, the offering price and other selling terms may be changed by the underwriter. Sales of shares made outside of the United States may be made by affiliates of the underwriter.

The underwriter has an option to buy up to 4,390,244 additional shares of common stock from us. The underwriter has 30 days from the date of this prospectus supplement to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriter will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriter will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $0.41 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriter assuming both no exercise and full exercise of the underwriter's option to purchase additional shares.

	Without option to purchase additional shares exercise	With full option to purchase additional shares exercise

Per Share	$0.41	$0.41
Total	$12,000,000.13	$13,800,000.17

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $2.0 million. The underwriter has agreed to reimburse us for certain expenses in connection with this offering.

A prospectus in electronic format may be made available on the web sites maintained by the underwriter, or selling group members, if any, participating in the offering. The underwriter may agree to allocate a number of shares to underwriter and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to the underwriter and selling group members that may make Internet distributions on the same basis as other allocations.

We, each of our directors and executive officers, and Nanya Technology Corporation (pursuant to an agreement between Nanya and us), have agreed that, without the prior written consent of J.P. Morgan Securities LLC, during the period ending 60 days after the date of this prospectus supplement, we, each of our directors and executive officers and Nanya Technology Corporation will not:

(a)    offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock; or

(b)   enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of J.P. Morgan Securities LLC, it will not, during the period ending 60 days after the date of this prospectus supplement, (i) make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for shares of common stock, or (ii) file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exchangeable for shares of common stock. The restrictions described in this paragraph do not apply to:

i.        the sale of the shares of common stock offered pursuant to this prospectus supplement;

ii.       the issuance by us of shares of common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this prospectus supplement of which the underwriter has been advised in writing;

iii.      any grants under our equity or stock plans in accordance with the terms referred to in this prospectus supplement or the accompanying prospectus;

iv.      the surrender of shares or forfeiture to us by executive officers or directors in amounts sufficient to satisfy tax withholding obligations upon the vesting or exercise of stock options or awards;

v.       transactions relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering, provided that no filing under Section 16(a) of the Securities Exchange Act of 1934 shall be required or shall be voluntarily made in connection with subsequent sales of common stock or other securities acquired in such open market transactions;

vi.      the establishment by an executive officer or director of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that such plan does not provide for the transfer of common stock during the 60-day lock-up period;

vii.     transfers by an executive officer or director of shares of common stock or any security convertible into common stock by will or by intestate;

viii.    the transfer by an executive officer or director of shares of common stock or other securities convertible into shares of common stock as a bona fide gift;

ix.      to the extent applicable, distributions of shares of common stock or any security convertible into common stock to limited partners, stockholders, direct or indirect members, or wholly owned subsidiaries of our directors or executive officers;

x.       transfers of shares of common stock or any security convertible into common stock to any trust, partnership or limited liability company for the direct or indirect benefit of their immediate family;

xi.      sales of shares of common stock or any security convertible into common stock upon the termination of a director or executive officer's employment or other relationship with us;

xii.     transfers of shares of common stock or any security convertible to common stock to a wholly-owned subsidiary of the undersigned or to the direct or indirect members or partners of the undersigned;

xiii.    transfers of shares of common stock or any security convertible into common stock to a nominee or custodian of a person or entity to whom a transfer would be permissible under bullets (vii), (viii), (ix), (xi) and (xiii) above;

xiv.    shares of common stock or rights to receive such shares (including securities convertible into or exercisable or exchangeable for common stock) issued or contemplated to be issued in connection with an acquisition or a strategic or minority investment transaction with a customer, supplier or other business partner not exceeding, in the aggregate, 5.0% of our outstanding shares of common stock as of the date on which the shares offered hereby are delivered to the underwriter (it being understood that shares issued or issuable pursuant to the (xv) below bullet shall not count against such 5.0% limit);

xv.     sales of shares of common stock pursuant to a trading plan established pursuant to Rule 10b5-1 under the Exchange Act in effect on the date of this prospectus supplement;

xvi.    shares of common stock or rights to receive such shares (including securities convertible into or exercisable or exchangeable for common stock) issued or contemplated to be issued in connection with an acquisition or a strategic or minority investment transaction with a customer, supplier or other business partner, provided that the business partner that is issued or to be issued such shares of common stock or rights to receive such shares, prior to or concurrently with execution of any binding agreement providing for the issuance of such shares or rights, agrees, together with its controlled affiliates, to be subject to the restrictions described above from the date of such agreement until a date that is at least 60 days after the date of this prospectus supplement, solely with respect to the shares of common stock received or rights to receive such shares issued and not with respect to the shares of common stock or rights to receive such shares previously owned or thereafter acquired, provided that transfers among a party to such agreement and its controlled affiliates and among controlled affiliates will be permitted. We will agree that we will not waive any of the foregoing restrictions prior to the date that is 60 days after the date of this prospectus supplement; and

xvii.   sales of shares of common stock of no more than 1,000,000 shares in the aggregate by all persons who enter into a "lock-up" agreement with J.P. Morgan Securities LLC in connection with this offering.

The restrictions described in (iv), (vii), (viii), (ix), (x), (xii) and (xiii) above are subject to the condition that in the case of any such transfer or distribution, (1) each donee or distributee shall sign and deliver a lock-up letter substantially in the same form as was signed by our directors and executive officers and

(2) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Common Stock, shall be required or shall be voluntarily made during the 60-day lock-up period.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

In connection with this offering, the underwriter may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriter of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriter's option to purchase additional shares referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriter may close out any covered short position either by exercising its option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriter will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriter may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriter creates a naked short position, they will purchase shares in the open market to cover the position.

The underwriter has advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriter purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriter that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriter commences these activities, it may discontinue them at any time. The underwriter may carry out these transactions on the Nasdaq Global Select Market, in the over the counter market or otherwise.

In addition, in connection with this offering the underwriter (and certain selling group members) may engage in passive market making transactions in our common stock on The Nasdaq Global Select Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on The Nasdaq Global Select Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Certain of the underwriter and its affiliates have performed, and may in the future perform, various investment banking, financial advisory and other services for us, our affiliates and our officers in the ordinary course of business, for which they received, and may receive, customary fees and reimbursement of expenses.

Certain of the underwriter and its affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, the underwriters and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Selling restrictions

Notice to prospective investors in Canada

The shares offered may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the share must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of shares may be made to the public in that Relevant Member State other than:

A.     to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.     to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriter; or

C.     in any other circumstances falling within Article 3(2) of the Prospectus Directive,

  provided that no such offer of shares shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and the Company that it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

  In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

  For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to prospective investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons") or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice to prospective investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

WARNING

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Notice to prospective investors in Japan

The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any "resident" of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to prospective investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)    a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)   a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(c)    to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(d)   where no consideration is or will be given for the transfer;

(e)    where the transfer is by operation of law;

(f)    as specified in Section 276(7) of the SFA; or

(g)    as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore

Notice to prospective investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to prospective investors in the Dubai International Financial Centre ("DIFC")

This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority ("DFSA"). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The shares to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the shares may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to prospective investors in the United Arab Emirates

The shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Notice to prospective investors in Australia

This document:

•
does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the "Corporations Act");

•
has not been, and will not be, lodged with the Australian Securities and Investments Commission ("ASIC"), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

•
does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a "retail client" (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

•
may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares you undertake to us that you will not, for a period of 12 months from the date of issue of the shares, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to prospective investors in Bermuda

Shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

Notice to prospective investors in Saudi Arabia

This document may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority ("CMA") pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28-2008, as amended (the "CMA Regulations"). The CMA does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorised financial adviser.

Notice to prospective investors in the British Virgin Islands

The shares are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on behalf of the Company. The shares may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands),"BVI Companies"), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.

This prospectus has not been, and will not be, registered with the Financial Services Commission of the British Virgin Islands. No registered prospectus has been or will be prepared in respect of the shares for the purposes of the Securities and Investment Business Act, 2010 ("SIBA") or the Public Issuers Code of the British Virgin Islands.

The shares may be offered to persons located in the British Virgin Islands who are "qualified investors" for the purposes of SIBA. Qualified investors include (i) certain entities which are regulated by the Financial Services Commission in the British Virgin Islands, including banks, insurance companies, licensees under SIBA and public, professional and private mutual funds; (ii) a company, any securities of which are listed on a recognised exchange; and (iii) persons defined as "professional investors" under SIBA, which is any person (a) whose ordinary business involves, whether for that person's own account or the account of others, the acquisition or disposal of property of the same kind as the property, or a substantial part of the property of the Company; or (b) who has signed a declaration that he, whether individually or jointly with his spouse, has net worth in excess of US$1,000,000 and that he consents to being treated as a professional investor.

Notice to prospective investors in China

This document does not constitute a public offer of shares, whether by sale or subscription, in the People's Republic of China (the "PRC"). The shares are not being offered or sold directly or indirectly in the PRC to or for the benefit of, legal or natural persons of the PRC.

Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the shares or any beneficial interest therein without obtaining all prior PRC's governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this document are required by the issuer and its representatives to observe these restrictions.

Notice to prospective investors in Korea

The shares have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the "FSCMA"), and the shares have been and will be offered in Korea as a private placement under the FSCMA. None of the shares may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the "FETL"). The shares have not been listed on any of securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the shares shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the shares. By the purchase of the shares, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the shares pursuant to the applicable laws and regulations of Korea.

Notice to prospective investors in Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the shares has been or will be registered with the Securities Commission of Malaysia ("Commission") for the Commission's approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services Licence; (iii) a person who acquires the shares, as principal, if the offer is on terms that the shares may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the shares is made by a holder of a Capital Markets Services Licence who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus supplement is subject to Malaysian laws. This prospectus supplement does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

Notice to prospective investors in Taiwan

The shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorised to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the shares in Taiwan.

Notice to prospective investors in South Africa

Due to restrictions under the securities laws of South Africa, the shares are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions applies:

i       the offer, transfer, sale, renunciation or delivery is to:

  (a)    persons whose ordinary business is to deal in securities, as principal or agent;

  (b)   the South African Public Investment Corporation;

  (c)    persons or entities regulated by the Reserve Bank of South Africa;

  (d)   authorised financial service providers under South African law;

  (e)    financial institutions recognised as such under South African law;

  (f)    a wholly-owned subsidiary of any person or entity contemplated in (c), (d) or (e), acting as agent in the capacity of an authorised portfolio manager for a pension fund or collective investment scheme (in each case duly registered as such under South African law); or

  (g)    any combination of the person in (a) to (f); or

ii      the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than ZAR1,000,000.

  No "offer to the public" (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted) (the "South African Companies Act")) in South Africa is being made in connection with the issue of the shares. Accordingly, this document does not, nor is it intended to, constitute a "registered prospectus" (as that term is defined in the South African Companies Act)

  prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. Any issue or offering of the shares in South Africa constitutes an offer of the shares in South Africa for subscription or sale in South Africa only to persons who fall within the exemption from "offers to the public" set out in section 96(1)(a) of the South African Companies Act. Accordingly, this document must not be acted on or relied on by persons in South Africa who do not fall within section 96(1)(a) of the South African Companies Act (such persons being referred to as "SA Relevant Persons"). Any investment or investment activity to which this document relates is available in South Africa only to SA Relevant Persons and will be engaged in South Africa only with SA relevant persons.

Legal matters

The validity of shares of our common stock offered by this prospectus supplement will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Simpson Thacher & Bartlett LLP, Palo Alto, California is acting as counsel to the underwriter.

Experts

The financial statements incorporated in this Prospectus Supplement by reference to Micron Technology, Inc.'s Current Report on Form 8-K dated October 10, 2017 and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K of Micron Technology, Inc. for the year ended September 1, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where you can find more Information

We file reports and proxy statements with the SEC. These filings include our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements on Schedule 14A, as well as any amendments to those reports and proxy statements, and are available free of charge through our website as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Once at www.micron.com, go to Investor Relations to locate copies of such reports and proxy statements. Our website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus supplement or the accompanying prospectus. You should not rely on any such information in making your decision whether to purchase our common stock. You may also read and copy materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, relating to the shares of our common stock being offered by this prospectus. This prospectus supplement and the accompanying prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information about us and the common stock offered, see the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus supplement or the accompanying prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of a contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each of those statements being qualified in all respects by the reference.

Incorporation by reference

The SEC allows us to "incorporate by reference" into this prospectus supplement the information we file with the SEC in other documents, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede such information. We incorporate by reference the documents listed below and any future information filed (rather than furnished) with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this prospectus supplement and the date we close or otherwise terminate this offering, provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•
Our Annual Report on Form 10-K for the fiscal year ended September 1, 2016 (as updated by the Current Report on Form 8-K filed with the SEC on October 10, 2017).

•
Our Quarterly Reports on Form 10-Q for the quarters ended December 1, 2016, March 2, 2017 and June 1, 2017.

•
Information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended September 1, 2016 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on December 8, 2016.

•
Our Current Reports on Form 8-K filed with the SEC on September 2, 2016, October 11, 2016, October 24, 2016, October 27, 2016, November 9, 2016, November 18, 2016, December 6, 2016, January 19, 2017, February 3, 2017, February 16, 2017, March 27, 2017, April 10, 2017, April 28, 2017, May 17, 2017, June 28, 2017, July 27, 2017, and October 10, 2017.

•
The description of our common stock, par value $0.10 per share, contained in our registration statement on Form 8-A, filed with the SEC on November 28, 1990, including any subsequently filed amendments and reports updating such description.

•
The description of our common stock purchase rights contained in our registration statement on Form 8-A, filed with the SEC on July 22, 2016, including any subsequently filed amendments and reports updating such description.

We will furnish without charge to you a copy of any or all of the documents incorporated by reference, including exhibits to these documents, upon written or oral request. Direct your written request to:

Micron Technology, Inc.
8000 South Federal Way
Boise, Idaho 83716-9632
(208) 368-4000

A statement contained in a document incorporated by reference into this prospectus supplement or the accompanying prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this or any other prospectus supplement, or in any other subsequently filed document which is also incorporated in this prospectus supplement modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

PROSPECTUS

MICRON TECHNOLOGY, INC.

Common Stock
Debt Securities
Warrants
Purchase Contracts
Units

        We may offer and sell the securities identified above from time to time in one or more offerings. This prospectus provides you with a general description of the securities.

        Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement, together with any documents we incorporated by reference, before you invest in any of our securities.

        We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled "About this Prospectus" and "Plan of Distribution" for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

        INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE "RISK FACTORS" INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN OR INCORPORATED BY REFERENCE IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

        Our common stock is listed on The NASDAQ Global Select Market ("NASDAQ") under the symbol "MU." On October 9, 2017, the last reported sale price of our common stock on NASDAQ was $40.96 per share.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 10, 2017.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the "SEC") as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933, as amended, using a "shelf" registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings as described in this prospectus. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading "Where You Can Find More Information; Incorporation by Reference."

        We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover or as otherwise specified therein and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus and the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading "Risk Factors" contained or incorporated by reference in this prospectus, the applicable prospectus supplement and any related free writing prospectus and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

        When we refer to "Micron," "we," "our," "us" and the "Company" in this prospectus, we mean Micron Technology, Inc. and our consolidated subsidiaries, unless the context indicates otherwise or unless otherwise specified. When we refer to "you," we mean the holders of the applicable series of securities.

 WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

        We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Room of the SEC at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

        Our web site address is www.micron.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

        This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC's Public Reference Room in Washington, D.C. or through the SEC's website, as provided above.

Incorporation by Reference

        The SEC's rules allow us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

        We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act" in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed "filed" with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

        This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

  •
  Our Annual Report on Form 10-K for the fiscal year ended September 1, 2016 (as updated by the Current Report on Form 8-K filed with the SEC on October 10, 2017).

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended December 1, 2016, March 2, 2017 and June 1, 2017.

  •
  Information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended September 1, 2016 from our Definitive Proxy Statement on Schedule 14A filed on December 8, 2016.

  •
  Our Current Reports on Form 8-K filed with the SEC on September 2, 2016, October 11, 2016, October 24, 2016, October 27, 2016, November 9, 2016, November 18, 2016, December 6, 2016, January 19, 2017, February 3, 2017, February 16, 2017, March 27, 2017, April 10, 2017, April 28, 2017, May 17, 2017, June 28, 2017, July 27, 2017 and October 10, 2017.

  •
  The description of our common stock, par value $0.10 per share, contained in our registration statement on Form 8-A, filed with the SEC on November 28, 1990, including any subsequently filed amendments and reports updating such description.

  •
  The description of our common stock purchase rights contained in our registration statement on Form 8-A, filed with the SEC on July 22, 2016, including any subsequently filed amendments and reports updating such description.

        All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

        You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Micron Technology, Inc.
8000 South Federal Way
Boise, Idaho 83716-9632
(208) 368-4000

        Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

        The information accessible through any website referred to in this prospectus or any document incorporated herein is not, and should not be deemed to be, a part of this prospectus.

THE COMPANY

        We are an industry leader in innovative memory and storage solutions. Through our global brands—Micron®, Crucial®, and Ballistix®—our broad portfolio of high-performance memory and storage technologies, including DRAM, NAND, NOR Flash, and 3D XPoint™ memory, is transforming how the world uses information to enrich life. Backed by more than 35 years of technology leadership, our memory and storage solutions enable disruptive trends, including artificial intelligence, machine learning, and autonomous vehicles in key market segments like cloud, data center, networking, and mobile.

        Micron, a Delaware corporation, was originally incorporated in 1978. Our executive offices are located at 8000 South Federal Way, Boise, Idaho 83716-9632 and our telephone number is (208) 368-4000. Our common stock is currently listed on NASDAQ under the symbol "MU."

 RISK FACTORS

        Investing in our securities involves a high degree of risk. Before making a decision to invest in our securities, in addition to the other information contained in this prospectus, in any accompanying prospectus supplement, or incorporated by reference herein or therein, you should carefully consider the risks described under "Risk Factors" contained in the applicable prospectus supplement and any related free writing prospectus, and discussed under "Risk Factors" contained in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto, which are incorporated by reference into this prospectus in their entirety, together with other information in this prospectus, the documents incorporated by reference, and any free writing prospectus that we may authorize for use in connection with a specific offering. See "Where You Can Find More Information; Incorporation by Reference."

 USE OF PROCEEDS

        We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth the historical ratios of earnings to fixed charges for Micron and its consolidated subsidiaries for the periods indicated.

	Fiscal Year
						Nine Months Ended June 1, 2017
	2016	2015	2014	2013	2012
Ratio of earnings to fixed charges(1)	—	7.4x	8.3x	6.2x	—	7.2x

(1)
For the purpose of calculating such ratios, "earnings" consist of income from continuing operations before income taxes, equity in net income (loss) of equity method investees and noncontrolling interests plus "fixed charges." Fixed charges consist of interest expense (net of capitalized portion), capitalized interest, amortization of debt discount and the portion of rental expense representative of interest expense. Earnings before fixed charges were inadequate to cover total fixed charges by $311 million and $752 million for fiscal years 2016 and 2012, respectively.

 DESCRIPTION OF SECURITIES

        We may issue from time to time, in one or more offerings, the following securities:

  •
  shares of common stock, par value $0.10 per share, of the Company;

  •
  debt securities, which may be senior or subordinated, and which may be convertible into our common stock or be non-convertible;

  •
  warrants;

  •
  purchase contracts; and

  •
  units.

        Each share of common stock of the Company registered hereunder will include the right to acquire additional common stock of the Company under any shareholder rights plan then in effect, if applicable under the terms of any such plan.

        We will set forth in the applicable prospectus supplement and/or free writing prospectus a description of any common stock, debt securities, warrants, purchase contracts or units issued by us that may be offered or sold pursuant to this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offer.

 PLAN OF DISTRIBUTION

        We may sell the offered securities from time to time:

  •
  through underwriters or dealers;

  •
  through agents;

  •
  directly to one or more purchasers; or

  •
  through a combination of any of these methods of sale.

        We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

 LEGAL MATTERS

        Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Micron Technology, Inc. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

        The financial statements incorporated in this prospectus by reference to Micron Technology, Inc.'s Current Report on Form 8-K dated October 10, 2017 and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Micron Technology, Inc. for the year ended September 1, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.